UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 15, 2017

HRG GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-4219	74-1339132
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

450 Park Avenue, 29th Floor
New York, New York 10022
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 906-8555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, on January 20, 2017, HRG Group, Inc. (the “Company”) entered into a retention letter agreement with George Nicholson, the Company’s Senior Vice President, Chief Accounting Officer and Chief Financial Officer (the “Prior Nicholson Agreement”). The Prior Nicholson Agreement was designed to retain and incentivize Mr. Nicholson to remain employed with the Company during its fiscal 2017 year and for the filing of the Company’s Annual Report on Form 10-K for such year.  The Company desires to retain Mr. Nicholson to remain employed during its fiscal 2018 year and for the filing of the Company’s Annual Report on Form 10-K for such year and has entered into an amended and restated retention letter agreement with Mr. Nicholson dated September 15, 2017 (the “Nicholson Retention Agreement”), which superseded in its entirety the Prior Nicholson Agreement.
Pursuant to the Nicholson Retention Agreement, Mr. Nicholson’s base salary will be increased from $325,000 to $338,000 effective as of October 1, 2017.  Subject to Mr. Nicholson’s continued employment with the Company through the earliest of November 30, 2017, the date the Company files its Annual Report on Form 10-K for the fiscal year ending September 30, 2017 or an earlier date selected by the Company he will receive (i) a retention payment equal to $325,000 (this payments was scheduled to be paid under the Prior Nicholson Agreement for fiscal 2017) and (ii) a bonus equal to $400,000 (this payments was scheduled to be paid under the Prior Nicholson Agreement for fiscal 2017).  Subject to Mr. Nicholson’s continued employment with the Company through the earliest of November 30, 2018, the date the Company files its Annual Report on Form 10-K for the fiscal year ending September 30, 2018 or an earlier date selected by the Company, in addition to the payments in the preceding sentence, Mr. Nicholson will receive (i) a retention payment equal to $325,000 and (ii) a bonus equal to $425,000.  In addition, he will be eligible to receive COBRA reimbursement for a period of up to 12 months if his employment is terminated.  Mr. Nicholson will also receive these payments if his employment is terminated by the Company without Cause (as defined in the Nicholson Retention Agreement) or by Mr. Nicholson for Good Reason (as defined in the Nicholson Retention Agreement).  However, if Mr. Nicholson's employment is terminated by the Company for Cause or if he resigns without Good Reason, in each case prior to such payments, he will not be eligible for the retention payment, bonus and COBRA reimbursement.  The retention payments, bonuses and COBRA reimbursement are conditioned upon Mr. Nicholson’s execution of a customary release and will be in lieu of any severance or bonus payments pursuant to his employment agreement.
As previously disclosed, on January 20, 2017, the Company entered into a retention letter agreement with Ehsan Zargar, the Company’s Executive Vice President, Chief Operating Officer, General Counsel and Corporate Secretary (the “Prior Zargar Agreement”).  The Prior Zargar Agreement was designed to retain and incentivize Mr. Zargar to remain employed with the Company for its fiscal 2017 year.  The Company desires to retain Mr. Zargar to remain employed during its fiscal 2018 year and has entered into an amended and restated retention letter agreement with Mr. Zargar dated September 15, 2017 (the “Zargar Retention Agreement”), which superseded in its entirety the Prior Zargar Agreement.
Pursuant to the Zargar Retention Agreement, Mr. Zargar will be entitled to receive retention payments of $1,000,000 on October 2, 2017 (this payment was scheduled to be paid under the Prior Zargar Agreement for fiscal 2017), $1,000,000 on the later of the FGL Closing Date and January 15, 2018 (this payment was scheduled to be paid under the Prior Zargar Agreement on the Transaction Closing Date), $2,000,000 on June 30, 2018 and $2,000,000 on October 1, 2018, in each case less applicable taxes (such payments, collectively, the “Payments”). The Payments are subject to the Executive’s continued employment with the Company on the specified dates.  To the extent not already paid, the date for making such Payments will be accelerated if the Transaction Closing Date (as defined below) occurs prior to the dates specified above.  In addition, if the Executive is terminated by the Company without Cause (as defined in the Zargar Retention Agreement), or if he resigns for Good Reason (as defined in the Zargar Retention Agreement) or as a result of his death or disability, the Executive will receive the Payments, to the extent not yet paid.  In each such case, Mr. Zargar is entitled to receive COBRA coverage for up to six months The retention payments, bonuses and COBRA reimbursement are conditioned upon Mr. Zargar’s execution of a customary release and will be in lieu of any severance or bonus payments pursuant to his employment agreement.
As used in the Zargar Retention Agreement, “Transaction Closing Date” means the date the Company closes a sale, merger, change in control or other strategic transaction involving the Company and substantially all of its assets, which shall include the Company’s beneficial ownership interests in both Spectrum Brands Holdings, Inc. (“SPB”) and Fidelity & Guaranty Life (“FGL”) to the extent the Company beneficially owns interests in SPB or FGL on such date; and “FGL Closing Date”  means the date the Company closes a sale, merger, change in control or other strategic transaction involving the Company’s beneficial ownership interests in FGL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HRG GROUP, INC.

By:	/s/ George Nicholson
Name: George Nicholson
Title: Senior Vice President, Chief Financial Officer & Chief Accounting Officer

Dated: September 15, 2017